INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors
Southridge Enterprises Inc.
(An Exploration Stage Company)

We consent to the use in Amendment No. 1 to the Registration Statement of Southridge Enterprises Inc. on Form SB-2/A (the "Registration Statement") of our Report of Independent Registered Public Accounting Firm dated September 10, 2004 on the consolidated balance sheet of Southridge Enterprises Inc. as at August 31, 2004, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period from inception on May 4, 2004 to August 31, 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

December 1, 2004